AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

The following amendment, effective April 30, 2009, is made to the Investment Advisory Agreement, by and between Maxim Series Fund, Inc. (the “Fund”) and GW Capital Management, LLC (the “Adviser”), dated December 5, 1997, as amended, (the “Agreement”), and is hereby incorporated into and made a part of the Agreement.

1.	Article II, Section A is amended by adding the following:

As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 0.10% of the average daily net assets of the Maxim Lifetime 2015 Portfolio I, Maxim Lifetime 2015 Portfolio II, Maxim Lifetime 2015 Portfolio III, Maxim Lifetime 2025 Portfolio I, Maxim Lifetime 2025 Portfolio II, Maxim Lifetime 2025 Portfolio III, Maxim Lifetime 2035 Portfolio I, Maxim Lifetime 2035 Portfolio II, Maxim Lifetime 2035 Portfolio III, Maxim Lifetime 2045 Portfolio I, Maxim Lifetime 2045 Portfolio II, Maxim Lifetime 2045 Portfolio III, Maxim Lifetime 2055 Portfolio I, Maxim Lifetime 2055 Portfolio II, and Maxim Lifetime 2055 Portfolio III.

2.	Article II, Section B is amended by adding the following as the third paragraph thereof:

With respect to the Maxim Lifetime 2015 Portfolio I, Maxim Lifetime 2015 Portfolio II, Maxim Lifetime 2015 Portfolio III, Maxim Lifetime 2025 Portfolio I, Maxim Lifetime 2025 Portfolio II, Maxim Lifetime 2025 Portfolio III, Maxim Lifetime 2035 Portfolio I, Maxim Lifetime 2035 Portfolio II, Maxim Lifetime 2035 Portfolio III, Maxim Lifetime 2045 Portfolio I, Maxim Lifetime 2045 Portfolio II, Maxim Lifetime 2045 Portfolio III, Maxim Lifetime 2055 Portfolio I, Maxim Lifetime 2055 Portfolio II, and Maxim Lifetime 2055 Portfolio III, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, except that the Fund shall pay all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act and any extraordinary expenses, including litigation costs.

[Remainder of page intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through duly authorized officers.

GW CAPITAL MANAGEMENT, LLC
(d/b/a Maxim Capital Management, LLC)

Attest:	By:

Name:	Name:

Title:	Title:

MAXIM SERIES FUND, INC.

Attest:	By:

Name:	Name:

Title:	Title:

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